EXHIBIT 99.1
Niagen Bioscience Increases Full Year 2025 Net Sales Outlook to 25% to 30% Year-Over-Year Growth
LOS ANGELES--October 6, 2025-- Niagen Bioscience, Inc. (NASDAQ: NAGE), the global authority on NAD+ (nicotinamide adenine dinucleotide) with a focus on the science of healthy aging, today announced it has increased its full-year 2025 net sales outlook to 25% to 30% year-over-year growth from 22% to 27%.
“Elevating NAD+ is critical for health, especially as we age, and greater attention to this important area of science is valuable for public health and for Niagen Bioscience,” remarked Rob Fried, CEO of Niagen Bioscience. “We believe the FDA’s latest reversal of previous rulings on the DSHEA drug preclusion rule relating to NMN could serve to increase awareness of the NAD+ precursor market overall and the safety and efficacy of Niagen, in particular. Also, it is important to note that NMN products being sold on the market infringe upon an existing patent portfolio.”
●Niagen is the gold standard NAD+ booster, superior to NAD+ and NMN. Niagen (patented nicotinamide riboside, NR) is rigorously studied, manufactured in the U.S. under the highest quality standards, and backed by multiple safety notifications. Unlike nicotinamide mononucleotide (NMN), which must first be converted into NR before entering human cells, Niagen NR is directly bioavailable, ensuring superior efficacy in raising NAD+ levels in humans. Furthermore, three in four NMN products failed to meet label claims (NutraIngredients USA), with similar quality issues observed internationally (NutraIngredients Asia).
●NMN products on the market infringe on existing intellectual property (IP). Niagen Bioscience’s market surveillance program has tested the NMN, NAD+, and NR products on the market and revealed that every NMN supplement tested infringes upon a robust patent portfolio related to NMN crystallization.
●Growing awareness of the NAD+ supplementation market. Even under the FDA’s previous exclusion, NMN supplements remained widely available, underscoring that regulatory shifts have had minimal impact on Niagen Bioscience’s business due to differentiation in bioavailability, science, quality, and IP.
For more information about Niagen, please visit www.niagenbioscience.com.
About Niagen Bioscience
Niagen Bioscience, Inc. (NASDAQ: NAGE), formerly ChromaDex Corp., is the global leader in NAD+ (nicotinamide adenine dinucleotide) science and healthy-aging research. As a trusted pioneer of NAD+ discoveries, Niagen Bioscience™ is dedicated to advancing healthspan through precision science and innovative NAD+-boosting solutions.
The Niagen Bioscience team, composed of world-renowned scientists, works with independent investigators from esteemed universities and research institutions around the globe to uncover the full potential of NAD+. A vital coenzyme found in every cell of the human body, NAD+ declines with age and exposure to everyday lifestyle stressors. NAD+ depletion is a key contributor to age-related changes in health and vitality.
Distinguished by state-of-the-art laboratories, rigorous scientific and quality protocols, and collaborations with leading research institutions worldwide, Niagen Bioscience sets the gold standard for research, quality, and innovation. There’s a better way to age.
At the heart of its clinically proven product portfolio is Niagen® (patented nicotinamide riboside, or NR), the most efficient, well-researched, high-quality, and legal NAD+ booster available. Niagen powers the Company’s consumer supplement, Tru Niagen®, the number one NAD+ boosting oral supplement in the United States† (available at www.truniagen.com), and Niagen Plus™, featuring pharmaceutical-grade intravenous (IV) and injectable Niagen products (www.niagenplus.com). Pharmaceutical-grade Niagen IV and injections are compounded and distributed by U.S. FDA-registered 503B outsourcing facilities and are available exclusively at clinics with a prescription.
Niagen Bioscience’s robust patent portfolio protects NR and other NAD+ precursors. Niagen Bioscience maintains a website at www.niagenbioscience.com, where copies of press releases, news, and financial information are regularly published.
† Based on the top-selling dietary supplement brands by revenue per the largest U.S. e-commerce marketplace (as of 1/1/2024 - 12/31/2024).
Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects," "anticipates," "intends," "estimates," "plans," "potential," "possible," "probable," "believes," "seeks," "may," "will," "should," "could" or the negative of such terms or other similar expressions, and include statements about 2025 net sales and the impact of recent and potential future regulatory shifts and potential impact of third-party patent rights. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those described. These risks and uncertainties include, but are not limited to, the possibility or outcome of future legal action regarding the FDA’s regulatory shift or regarding enforcement activity by the third-party owner of the patent portfolio related to the crystallization of NMN; the impact of the FDA’s regulatory shift on the Company’s business in light of customer preference and behavior; the scientific, regulatory, and commercial challenges inherent in dietary supplements and healthy-aging research; the acceptance of the Company’s products and educational initiatives; the outcome of ongoing or future clinical studies; protection of intellectual property; competition; and other risks described in Niagen Bioscience’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and Niagen Bioscience undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
Niagen Bioscience Media Contact:
Kendall Knysch, Senior Director of Public Relations & Communications
(310) 405-5227
kendall.knysch@niagenbio.com
Niagen Bioscience Investor Relations Contact:
ICR, LLC
Reed Anderson
(646) 277-1260
Stephanie Carrington
(646) 277-1282
niagenir@icrinc.com